EXHIBIT 99.1

Access Plans USA, Inc. Announces Fourth Quarter and 2006 Results

IRVING, Texas, April 2, 2007 (PRIME NEWSWIRE) -- Access Plans USA, Inc. (Nasdaq:AUSA) (formerly Precis, Inc. (Nasdaq:PCIS)), a nationwide distributor of health insurance and non-insurance health care programs that provide access to affordable health care for the growing number of uninsured and/or underinsured in the United States, reported its financial results for the fourth quarter and full year ended December 31, 2006.

Robert Bintliff, Chief Financial Officer, commented on the company's 2006 results:

"As we announced previously, we successfully completed our merger with Insurance Capital Management (ICM) at the end of January 2007. As part of our program to prepare for that merger, in 2006 we discontinued unprofitable operations, streamlined our administrative operations to reduce fixed expenses, and re-evaluated the carrying value of goodwill for our business segments. Those actions resulted in certain non-cash accounting charges for the fourth quarter. We view this as a necessary part of our preparation for the next chapter in our company's history."

"The company took a non-cash charge during the fourth quarter of $6.9 million to reduce the carrying value of goodwill of the company's Regional Health Care Division and Consumer Plan Division. It also incurred $449,000 for restructuring expenses related to the reorganization of certain administrative operations," Bintliff said.

For the quarter, the company reported revenue from continuing operations of $4.9 million, compared to $6.6 million during the fourth quarter of 2005, a decrease of 25.8%. The company posted a net loss from continuing operations for the fourth quarter of 2006 of $7.3 million, or $(0.54) per share, as compared to a net loss of $2.7 million or $(0.21) per share in the comparable quarter of 2005. Excluding the restructuring charges and the non-cash goodwill charges, the company would have posted earnings from continuing operations of $416,000 or $.03 per share for the fourth quarter of 2006.

For the year 2006, the company reported revenues of $22.0 million compared to $30.0 million for 2005; a year-over-year decrease of 26.7%. The Company reported a net loss from continuing operations of $6.8 million, or $(.51) per fully diluted share, compared to a net loss from continuing operations in full year 2005 of $13.2 million, or $(1.06) per fully diluted share. Financial results for 2006 were impacted by the fourth quarter charges for goodwill, losses during the year from discontinued operations of $910,000 (not deducted from the net loss from continuing operations) and the restructuring charges. Excluding those losses from discontinued operations, restructuring charges and non-cash goodwill charges, the company earned $451,000 or $.03 per share in 2006 from continuing operations.

Positive Cash Position and Cash from Operations. The company ended the year with no debt and $4.9 million of cash and short-term investments. In 2006 the company generated cash from operating activities of $725,000.

New CEO Looks Forward to 2007 Opportunity, Reorganizes Operating Units

On January 30, 2007, when the company's merger with ICM was completed, Peter Nauert was elected Chief Executive Officer and the new name for the company was adopted: Access Plans USA, Inc. Nauert was the founder and CEO of ICM, and he brings to the company extensive marketing, health care and insurance industry expertise and a broad network of relationships in the health insurance marketing arena.

"The merger of ICM and Precis, Inc. to form Access Plans USA, Inc. provides a significant opportunity to establish our company as the premier distributor of a complete range of health care programs and health care solutions for consumers in our nation," said Nauert.

"By bringing together the marketing and development of the company's discount medical programs with ICM's established national distribution channels for health insurance and senior health care programs, we are able to provide health care solutions for a wide spectrum of individuals, families and businesses," Nauert said. "In order to expand the company's distribution channels, we began activity in the first quarter of 2007 designed to increase revenue through new products and expanded distribution. We believe these new business activities will help return the company to overall profitability.

"Accordingly, we believe the action to take goodwill charges in the fourth quarter of 2006 is appropriate for the company, aligning our balance sheet with the financial state of the company prior to the merger with ICM," Nauert said. "With the development, testing and roll-out time required to launch or expand distribution on our new products, we expect these programs to begin to yield positive sales results in the second quarter of 2007, with full impact coming in the second half of this year."

Nauert added, "As we continue to expand our overall operations, we plan to expand our sales activities to encompass the growing masses of uninsured and underinsured people through multiple languages. Ethnic and language diversity should provide us with a competitive advantage in accessing specialty markets and produce higher barriers to entry for competitors."

During the first quarter of 2007, the company reorganized into three operating divisions:

 * Consumer Plan Division (this includes the previous Precis discount medical program operations),
 * Regional Health Care Division (the previously existing Precis division:  Access HealthSource, Inc.), and
 * Insurance Marketing Division (the previous Insuraco operations of
   ICM).

Consumer Plan Division

The Consumer Plan Division now is organized into three main channels to distribute newly-designed defined benefit products and medical discount programs:

 * Network marketing sales, which continues the original Care Entree marketing program, with new products, services and compensations programs.
 * Independent agent direct sales, a new channel distributing defined benefit medical plans and medical discount programs being rolled out in the second quarter to selected insurance agents and agencies across the country.
 * Consumer direct tele-sales, with a substantially expanded call center product line and increased number of call centers utilizing the company's products.

Regional Health Care Division

The Regional Health Care Division includes the company's wholly-owned managed care company, Access HealthSource, Inc., which does business through its subsidiaries, Access Administrators, Inc. and Advantage Care Network. This division, which has traditionally been a profitable segment for the company, is expanding its marketing efforts to secure new clients within the region.

Access HealthSource has a strong track record for minimizing the effects of medical inflation and reducing health care costs for its major clients: organizations with self-funded or partially self-funded health care plans, including large public and private employers.

Access HealthSource operates in the El Paso, Texas, region and has developed a comprehensive regional and national network of physicians, hospitals, and other medical service providers for a total of over 500,000 contracted medical providers. It manages over $400 million in claims annually and provides claims adjudication and processing services for over 700,000 claims per year, providing effective utilization management, quality assurance and cost containment strategies.

Insurance Marketing Division

The Insurance Marketing Division includes several marketing company subsidiaries which target specific markets or specific distribution channels. This division is continuing to broaden the carriers, products and geographic territories in which it operates.

America's Health Care/Rx Plan (AHCP) --- Distributing major medical and short-term medical products to small business owners, self-employed and other individuals and families through a national network of independent agents.

Adult Care Plans/Rx America (ACP) --- Distributing supplemental medical, life and managed care products to senior Americans through a national network of agents specializing in the senior market.

Senior Care Plans/Rx America (SCP) --- A new marketing organization in the company's Insurance Marketing Division, distributing senior market products on a direct agent basis through individual career agents and small agencies.

National Direct USA --- Distributing major medical and specialty health plans through tele-sales units, leveraging the company's relationships with direct response marketing companies throughout the nation.

For information on the company's operations and operating divisions, please visit our website at www.accessplansusa.com.

Access Plans USA will discuss fourth quarter and 2006 results in a conference call scheduled for Tuesday, April 3, 2007, at 2:00 p.m. Central (3:00 p.m. Eastern time). Interested parties can access the call by dialing (800) 289-0528 or by accessing the webcast at www.accessplansusa.com under the "Investor Relations" tab on the left side menu. A replay of the call will be available at 719/457-0820 or 888/203-1112 with Replay Passcode: 9069241 for three days following the call. The webcast can be accessed for replay through the Access Plans USA website.

About Access Plans USA

Access Plans USA distributes a broad array of health insurance products to individuals and families and non-insurance health care discount programs to affordably address the needs of uninsured or underinsured individuals. The Company also provides third party claims administration, provider network management, and utilization management services to employers and employee groups. Access Plans USA provides the highest quality of products and administrative services that work for our customers. We are committed to assuring that our clients have access to health care that they need at prices they can afford. For more information on Access Plans USA, Inc. please visit www.accessplansusa.com.

Disclaimer

Certain statements included in this news release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate", "believes", "expects", "may", "will", or "should", or other variations thereon, and by discussions of strategies that involve risks and uncertainties. Access Plans USA, Inc. actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; the ability of Access Plans USA to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members, independent marketing representatives and agents; and changes in, or the failure to comply with, government regulations. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

The Access Plans USA, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3487

                         Access Plans USA, Inc.
 Condensed Consolidated Statement of Operations and Balance Sheet Data

           (Dollars in Thousands, Except Per Share Amounts)

                                  For the               For the
                             Three Months Ended   Twelve Months Ended
                                December 31,          December 31,
                             ------------------   -------------------
                              2006       2005       2006       2005
                             -------    -------   --------   --------
 Statement of Operations Data:
 Product and service
  revenues                   $4,932     $6,602    $21,974    $30,028
 Total operating expenses    11,927*     9,299     29,193*    43,293
                             -------    -------   --------   --------
 Operating loss              (6,995)    (2,697)    (7,219)   (13,265)
                             -------    -------   --------   --------
 Loss before income taxes    (6,899)    (2,637)    (6,864)   (13,106)
 (Benefit) provision for
  income taxes                  435         37        (50)       123
                             -------    -------   --------   --------
 Net loss from continuing
  operations                 (7,334)    (2,674)    (6,814)   (13,229)
 Earnings (Loss) from
  discontinued operations        13         51       (910)      (142)
                             -------    -------   --------   --------
 Loss applicable to
  shareholders              $(7,321)   $(2,623)   $(7,724)  $(13,371)
                             =======    =======   ========   ========
 (Loss) earnings applicable
  to shareholders per share:
 Basic:
     Continuing operations   $(0.54)    $(0.21)    $(0.51)    $(1.06)
     Discontinued operations $ 0.00     $ 0.00     $(0.07)    $(0.01)
 Diluted:
     Continuing operations   $(0.54)    $(0.21)    $(0.51)    $(1.06)
     Discontinued operations $ 0.00     $ 0.00     $(0.07)    $(0.01)

* Includes non-cash charges of $6.9 million to reduce the carrying value of goodwill ($4.1 million in the company's Regional Health Care Division, primarily due to a decline in the number of lives covered in a plan administered for a client that significantly reduced its number of employees; and $2.8 million in the company's Consumer Plan Division, primarily due to a decrease in the number of members of the former Precis discount medical programs).

                                   December 31,       December 31,
                                      2006               2005
                                   -----------        -----------
 Balance Sheet Data:
 Cash, cash equivalents and
  short-term investments              $4,852             $6,261
 Working capital                      $3,996             $4,692
 Total assets                        $16,320            $30,864
 Total liabilities                    $2,928            $10,500
 Stockholders' equity                $13,392            $20,364

                         Access Plans USA, Inc.

             Reconciliation of Non-GAAP Financial Measures
                      to Comparable GAAP Measures
                        (Dollars in Thousands)

                                 For the Three        For the Twelve
                                 Months Ended         Months Ended
        Data                   December 31, 2006    December 31, 2006
                               -----------------    -----------------
 Loss applicable to
  shareholders (GAAP)              $(7,321)              $(7,724)
 Earnings (loss) from discontinued
  operations                            13                  (910)
 Restructuring charge                 (449)                 (449)
 Goodwill impairment charge         (6,866)               (6,866)
 Income tax (expense) benefit         (435)                   50
                                   -------               -------
 Adjusted earnings from continuing
  operations (Non-GAAP)            $   416               $   451
                                   =======               =======

CONTACT:  Access Plans USA, Inc.
          Robert Bintliff, Chief Financial Officer
            972-915-3205
          Nancy Zalud, VP-Communications
            972-915-3218